BUSINESS COLLABORATION AGREEMENT

This Agreement is made and entered into effective as of the 31st day of December, 2009 (the “Effective Date”). HealthIXS Corporation is a health information systems and business services company incorporated in Delaware, with offices in Atlanta, Georgia (“HealthIXS”). RadNet Management, Inc. or New Jersey Imaging Partners, Inc. (collectively hereinafter, “RadNet”) are corporations incorporated in California and New Jersey, respectively, with offices in various states in the US.

This Agreement, as to RadNet and HealthIXS’ health information system (“HealthIXS System”), support, services, and cooperation, is in effect for one year from the date of signature. This Agreement will be subject to extension, as to HealthIXS’s software license and support, services, and other participatory activity with RadNet. Within thirty (30) days prior to the end of the term period that the Agreement is in effect, the Parties will determine whether the relationship remains beneficial to each of them.  If so, they will “reconfirm” this agreement and execute an extension form with modified terms and conditions as may be deemed needed and appropriate.

HealthIXS and RadNet are desirous to work together in a business collaborative manner by using the HealthIXS System to help improve RadNet’s business. RadNet will be provided usage of a special licensed version of the HealthIXS System referred herein as RADIS to supplement RadNet’s existing information systems to help achieve multiple benefits. The HealthIXS System can help meet RadNet’s information processing and management requirements and customized needs that may be requested and mutually agreed to, assist with improving RadNet’s business operations such as revenue cycle management where applicable, and provide enhanced business intelligence to help improve decision support and enterprise-wide results.

In return for usage of the HealthIXS System for one year, RadNet has agreed to pay HealthIXS a license fee of US $*** (“***USD”) in 12 equal monthly payments of US $*** starting with the signing of this Agreement and US $*** (“***USD”) in a single balloon payment in one year from the date of this Agreement.

The terms of the Agreement and consideration made by RadNet and HealthIXS are described above and in the following paragraphs:

1.0 HealthIXS SYSTEM USAGE LICENSE.

Subject to the terms of this Agreement, HealthIXS will transfer to and hereby grants to RadNet a non-exclusive, one year, right and license to use the private labeled RadNet Derivative Information System (“RADIS”) System based on the HealthIXS System, in machine readable form with supporting Documentation, on a software system usage basis only, for the fees set forth in Section 6 below. The term “RADIS” shall include any updates wherever such term is used.

2.0 SUPPORT AND MAINTENANCE.

2.1 Technical Support.  During the support term of this Agreement and provided that no default shall exist and be continuing under this Agreement or any statement of work (“SOW”) between the Parties, HealthIXS shall provide RadNet, for the fees set forth in Section 6 below, with updates as part of its normal course of business and corrections to the RADIS System as a result of any documented errors or software problems discovered as part of the RADIS System and agreed to by HealthIXS. HealthIXS will also provide technical support, including answering questions and assisting with general issues related to the RADIS.  Software related and technical support responses shall be provided as needed and agreed to, up to a maximum of 32 hours per month. Additional hours are available through mutually agreed upon SOW(s).

***Confidential treatment requested.

2.2 Access. RadNet agrees to give HealthIXS personnel, and other HealthIXS designated parties, reasonable access to its facilities, hardware, network and related communications, databases, the RADIS software and updates installed on its systems to adequately diagnose and correct any problems to the HealthIXS software and/or updates and to provide whatever assistance is reasonably requested by HealthIXS in its efforts to make changes that may be needed. Failure by RadNet to provide the requisite assistance in a timely manner shall nullify and void HealthIXS’ obligation to diagnose any issues and to make any necessary corrections or updates.

2.3 Responsibilities. HealthIXS shall not be responsible to detect or fix errors existing or discovered in the data of RadNet, and shall not be held responsible for changes not made by HealthIXS to the RADIS System or derivatives thereof.

 3.0 SOFTWARE UPGRADES. The RADIS System License granted to RadNet hereunder does not automatically include software upgrades (the “Upgrades”) that HealthIXS may develop in the future for the RADIS System. However, upgrades may be offered through new software released by HealthIXS from time-to-time, and on-demand, custom software upgrades can be obtained through statements of work (“SOW”) as needed and mutually agreed-to by the parties.

4.0 RIGHTS RESERVED. The RADIS System license granted hereby shall in no way prevent or otherwise limit HealthIXS from continuing to license, sell or use any related Marks, the RADIS System or Documentation in any manner whatsoever or to prevent HealthIXS from enhancing or modifying the RADIS System or Documentation in any manner or to any degree.

5.0 CONSULTING AND OTHER  SERVICES.

During the Term of this Agreement and provided that no default shall exist and be continuing under this Agreement, HealthIXS agrees to provide consulting, custom development, and other reasonable services including, but not limited to, the procurement of hardware and peripherals, and setup and management of hosting services, per statements of work (“SOW”) and related terms and conditions mutually agreed to by the parties.

6.0 PAYMENTS.

6.1 Usage License.  As consideration for the license granted, and the other obligations undertaken, by HealthIXS hereunder, RadNet agrees to pay HealthIXS a license fee of US $*** (“***USD”) in 12 equal monthly payments of US $*** starting with the signing of this Agreement and US $*** (“***USD”) in a single balloon payment in one year from the date of this Agreement for RadNet’s usage of the RADIS System in its facilities.

6.2 Support and Maintenance.  In addition to the usage license fees paid as described in Section 6.1 above, RadNet shall agree to pay HealthIXS in a lump sum or in equal monthly payments, 0% of the total license fees for annual Support and Maintenance as defined in Section 2 above, for the 12 month period from the effective date of this Agreement.

6.3 Consulting and Other Services.  Upon request and as needed, RadNet will pay HealthIXS for consulting and additional service tasks such as custom software development, performed pursuant to mutually agreed upon and signed SOW(s), at mutually agreed rates per hour, plus reasonable out-of-pocket expenses incurred in connection with such services.

6.4 Taxes. RadNet will promptly pay or reimburse HealthIXS for all sales, use, transfer, privilege, excise and other taxes and all duties, however designated, which are levied or imposed by virtue of this Agreement, excluding, however, income taxes which may be levied against HealthIXS.

***Confidential treatment requested.

6.5 Expenses. RadNet agrees to reimburse HealthIXS for all reasonable out-of-pocket expenses incurred by HealthIXS personnel on behalf of RadNet as a result of any consulting or development services performed on its behalf and at its request, including, but not limited to, travel, lodging, meals and other miscellaneous expenses incurred while traveling on RadNet’s business, copying and such other administrative expenses incurred on RadNet’s behalf as expressed in the applicable SOW.

6.6 Billing.  Unless stated otherwise in this Agreement or a SOW Exhibit, HealthIXS shall provide RadNet with invoices once per month for all services rendered and expenses incurred for the prior period.  Such invoices shall be due and payable within 45 days after receipt of an invoice from HealthIXS, unless the parties agree otherwise to new terms and conditions.  The failure of RadNet to pay any invoice when due will entitle HealthIXS to refrain from continuing to perform any services for RadNet that HealthIXS may have previously agreed to perform.  The discontinuation of any service by HealthIXS as a result of RadNet’s failure to pay any reasonable disputed amount to HealthIXS when due shall not be deemed a breach of this Agreement by HealthIXS.

7.0 Shared Services.   The Parties, in conjunction with mutually acceptable terms and conditions as set forth in a subsequent Exhibit to this Agreement, agree to share facilities, resources, and software systems services from time-to-time, and as needed, to pursue mutually beneficial business and system opportunities that may also include reasonable financial provisions to offset the periodic costs.

8.0 OWNERSHIP.

8.1 HealthIXS and RADIS Systems.  All rights, title and interest in the HealthIXS and RADIS Systems and related Intellectual Property Rights therein, shall remain the exclusive property of HealthIXS and its licensors. RadNet shall obtain no right, title or interest in the HealthIXS and RADIS Systems; except as otherwise provided in this Agreement.

8.2 Custom Development.  All right, title and interest in software developed by HealthIXS exclusively for RadNet under this Agreement or related applicable SOW (the “Custom Software Code”) shall be deemed to be a “work made for hire” and shall be the sole and exclusive property of RadNet, including without limitation, all applicable Intellectual Property Rights thereto and therein. HealthIXS hereby irrevocably assigns to all right, title and interest in and to the clearly identified Custom Software Code and related documentation produced pursuant to this Agreement or any applicable SOW under this Agreement, including without limitation, all Intellectual Property Rights thereto and therein. HealthIXS specifically intends the foregoing assignment of rights to RadNet to include all such now known or unknown uses, media and forms of exploitation.

9.0 CONFIDENTIAL INFORMATION.

9.1 Confidential Information.  During the course of this Agreement, each Party acknowledges and agrees that it may be given access to information that is proprietary to or confidential to the other, including but not limited to, the specifications, and the other information that relates to the Party’s past, present and future research, development, business and technical information, marketing plans, research, designs, plans, methods, techniques, processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically, graphically or in writing (collectively, the “Confidential Information”). Each Party agrees to secure and protect the Confidential Information of the other Party in a manner consistent with the maintenance of the Party’s rights therein, using at least as great a degree of care as it uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than reasonable efforts.  Neither Party will sell, transfer, publish, disclose or otherwise make available any portion of the Confidential Information of the other to third Parties, except as necessary to perform its obligations or exercise its rights under this Agreement or as expressly authorized in this Agreement. HealthIXS agrees to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. section 1320d through d-8 (“HIPAA”) and the requirements of any regulations promulgated thereunder.  HealthIXS agrees not to use or further disclose any protected health information or individually identifiable health information concerning a patient other than as permitted under HIPAA.

9.2 Non-Confidential Information.  Notwithstanding Section 9.1, above, Confidential Information of a Party shall not include information which: (1) is, as of the time of its disclosure or thereafter becomes part of the public domain through a source other than the receiving Party; (2) was rightfully known to the receiving Party as of the time of its disclosure; (3) is independently developed by the receiving Party; (4) is subsequently learned from a third Party not under a confidentiality obligation to the disclosing Party; or (5) is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, whereupon the Party subject to same shall provide prompt written notice to the other Party prior to such disclosure, so that such Party may seek a protective order or other appropriate remedy.

10.0 SOFTWARE DELIVERY.

10.1 Delivery. HealthIXS shall deliver to RadNet one copy of, or online access to, the RADIS System as the Parties shall mutually agree in machine-readable form, and related Documentation, within 10 business days after receipt of a written conformation from RadNet as to choice of delivery and from the date of this signed Agreement.

10.2 Copies.  RadNet may make a reasonable number of copies, including backup and archival copies, of the RADIS System consistent with HealthIXS’ usage licenses and the terms and conditions of this Agreement with respect to such RADIS System.

10.3 Training.  HealthIXS agrees to provide such training to RadNet’s personnel in connection with the installation of, or online access to, the RADIS System as the Parties shall mutually agree in a SOW or other separate agreement.

11.0 TERM AND TERMINATION.

11.1 Term.  This Agreement, as to the support obligations of the RADIS System, shall commence upon execution hereof as of the Effective Date and continue for 12 months.  The license provisions shall be in effect for the terms set forth in the license grant in Section 1.0 HealthIXS SYSTEM USAGE LICENSE above. This Agreement may be extended after the term of this agreement by mutual written agreement.

11.2 Breach.  This Agreement may be terminated by either party in the event of any material breach by the other party if the breach continues and is not cured within thirty (30) days of receipt of written notice from the non-breaching party.  If the activity complained of in the notice of breach is not corrected or refrained from within the thirty (30) day cure period, the non-breaching party may terminate the Agreement.

11.3 Effect of Termination.  Notwithstanding any provision to the contrary the Parties agree that the obligations respecting Confidential Information shall survive termination of this Agreement.

12.0 WARRANTIES.

12.1 Authority. HealthIXS represents and warrants that it has the rights to an unlimited usage license to use, adapt, modify and create works based on the RADIS System, subject, however, to any rights RadNet may have obtained in the RADIS derivative software system through a SOW for clearly defined and approved customizations, and its related respective Documentation, and that it has the full right and power to grant the rights to RadNet granted herein.

12.2 No Infringement. HealthIXS represents and warrants that neither, the RADIS System, and its Documentation, shall violate any of the Intellectual Property Rights or other rights of any third party.

12.3 Disclaimer.  OTHER THAN THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT HEALTHIXS MAKES NO OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF ANY KIND WHATSOEVER TO RADNET, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR OR INTENDED PURPOSE.  UNLESS STATED IN THIS AGREEMENT, HEALTHIXS EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE RADIS SYSTEM OR ANY RELATED WORKS WILL MEET ANY PARTICULAR REQUIREMENT OR BUSINESS NEED OF RADNET, EVEN IF HEALTHIXS HAS BEEN ADVISED OF SUCH REQUIREMENT OR NEED.

13.0 INDEMNITY.  As RadNet’s sole remedy for a breach of the warranties contained herein, HealthIXS agrees to defend and indemnify RadNet with respect to any action brought against RadNet to the extent that such action is based upon a claim that any software licensed or provided to RadNet hereunder or work created by HealthIXS for RadNet constitutes direct infringement of any Intellectual Property Rights in the United States of a third party and will pay all damages and costs attributable to such claim which may be finally awarded against RadNet in any such action; provided, however, that the warranties set forth herein shall be null and void if (i) within thirty (30) days after such claim arises or such earlier time as to avoid irreparable injury to HealthIXS, HealthIXS is not informed by RadNet in writing of any such claim and furnished a copy of all communications or other documents relating thereto, (ii) HealthIXS is not given by RadNet all requisite assistance and information reasonably necessary to defend or settle such claim.

14.0 LIMITATION ON LIABILITY. EXCEPT AS EXPRESSLY STATED ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, DAMAGES ARISING FROM OR AS A RESULT OF THE USE OR THE INABILITY TO USE THE RADIS SYSTEM, RELATED SOFTWARE, OR WORKS CREATED FOR RADNET, FOR ANY REASON WHATSOEVER.

15.0 TRANSFER OR ASSIGNMENT.  This Agreement may be transferred or assigned by either Party, with prior written notice to the other Party.

16.0 BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives.

17.0 NOTICES.  All notices and invoices required or permitted to be given hereunder shall be in writing and deemed duly given if hand delivered or sent by registered or certified mail, postage prepaid, addressed as follows:

If to HealthIXS:	If to RadNet:

HealthIXS Corporation	RadNet
_____ Abernathy Road	__________________________
Building ____	__________________________
Suite ______	__________________________
Atlanta, Georgia 30328	Los Angeles, California, _______
Attention: _________________	Attention: __________________

Any change of address shall be effective only if given in writing and with the same formalities required in this Section 17.

18.0 RELATIONSHIP OF THE PARTIES.  At all times hereunder, with respect to this Agreement and services to be provided hereunder, the relationship of HealthIXS to RadNet shall be that of an independent contractor and shall not be construed to constitute that of partners, joint ventures, principal and agent or employer and employee.

19.0 ENTIRE AGREEMENT.  Except to the extent that a SOW may modify this Agreement, this Agreement and Exhibits attached hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, whether written or oral.  Any modification of this Agreement shall be in writing, executed with the same formality as this Agreement, and signed by a duly authorized representative of each of the parties hereto.

20.0 SEVERABILITY.  Should any part or provision of this Agreement be held unenforceable or in conflict with the laws of any jurisdiction, then such part or provision shall be completely severable from this Agreement and the validity of the remaining parts or provisions shall not be affected by such holding.

21.0 GOVERNING LAW.  This Agreement is being entered into and shall be governed by and construed in accordance with the laws of the State of Georgia without regard to any conflicts of law principles.

22.0 WAIVER OF DEFAULT.  The waiver of any default or breach under this Agreement by either party shall not constitute a waiver of any rights for any subsequent default or breach.

23.0 SECTION HEADINGS.  The section headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

24.0 FORCE MAJEURE. Neither Party, shall be responsible for delays or failure of performance, resulting from acts beyond the reasonable control of such Party.

HealthIXS Corporation	RadNet Management, Inc. and New Jersey Imaging Partners, Inc.

By: /s/ Baruh Hayut	By: /s/ Howard G. Berger
Name: Baruh Hayut	Name: Howard G. Berger M.D.
Title: Chief Executive Officer	Title: President
Date:_________________________________	Date:_________________________________